Exhibit 99.1

For Immediate Release

CHOICE HOTELS INTERNATIONAL REPORTS 2018 FIRST QUARTER RESULTS

Domestic franchised hotels and rooms increased 7.4% and 9.7%, respectively

ROCKVILLE, MD. (May 10, 2018) - Choice Hotels International, Inc. (NYSE:CHH), one of the world's largest hotel companies, today reported its results for the three months ended March 31, 2018, which include the results from the acquisition of the WoodSpring Suites brand (“WoodSpring”) beginning on February 1, 2018. Highlights include:

•
Net income was $25.1 million, or $0.44 per diluted share, for the first quarter of 2018. Adjusted net income, excluding certain items described in Exhibit 6, increased 25 percent to $38.4 million from the 2017 first quarter.

•	Adjusted diluted earnings per share (EPS) were $0.67 for the first quarter, a 24 percent increase from the 2017 first quarter.

•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter 2018 were $66.9 million, an increase of 15 percent from the same period of 2017.

•	Total revenues for the three months ended March 31, 2018, increased 11 percent from the first quarter of 2017.

•	Cambria Hotels opened hotels in Philadelphia, Nashville, Tenn., and Chandler, Ariz. The brand now has hotels open or in the pipeline in 42 of the top 50 U.S. markets.

•	The company repurchased 0.5 million shares of the company’s outstanding common stock for an aggregate cost of $42 million during the first quarter.

•	RevPAR and the effective royalty rate for WoodSpring increased 13.5 percent and 42 basis points, respectively, for the first quarter, compared to the same period of the prior year.

“Our first quarter results built upon our robust 2017 performance. In addition to strong RevPAR performance and development results, we continued to evolve our family of brands by acquiring WoodSpring, unveiling last week a new brand image for our flagship Comfort brand, and expanding Cambria Hotels into more top 50 RevPAR markets,” said Patrick Pacious, president and chief executive officer, Choice Hotels. “We are optimistic that our focus on improving franchisee profitability, the favorable economic environment, including tax reform, and our value proposition will continue to fuel the expansion of our well-segmented brand family.”

Additional details for the company’s hotel franchising business 2018 first quarter results are as follows:

Overall Results

•	Total hotel franchising revenues for the first quarter increased 13 percent from the first quarter of the prior year.

•	Adjusted EBITDA from hotel franchising activities for the first quarter increased 15 percent from the first quarter of the prior year to $68.1 million.

Royalties

•	Domestic royalty fees for the first quarter totaled $71.8 million, a 13 percent increase from the first quarter of the prior year.

•	Domestic system-wide revenue per available room (RevPAR), including pro-forma first quarter results for WoodSpring, increased 3.5 percent compared to the same period of the prior year.

•
Excluding the acquisition of WoodSpring, domestic system-wide RevPAR increased 3.1 percent for the first quarter compared to the same period of the prior year. Average daily rates and occupancy rates, excluding WoodSpring, increased 2.4 percent and 40 basis points, respectively, for the first quarter of 2018 compared to the same period of the prior year.

•	Effective domestic royalty rate, excluding WoodSpring, increased 13 basis points for the first quarter compared to the same period of the prior year.

•
The number of domestic franchised hotels and rooms, as of March 31, 2018, increased 7.4 percent and 9.7 percent, respectively, from March 31, 2017. Excluding the acquisition of WoodSpring, domestic franchised hotels increased 2.9 percent.

•	Domestic hotel openings in the first quarter of 2018 increased nearly 25 percent compared to the same period of the prior year.

Development

•	New executed domestic franchise agreements totaled 122 in the first quarter of 2018, an increase of 15 percent from the same period of the prior year.

•
Awarded 31 new WoodSpring franchise agreements after acquiring the brand, including 19 with WoodSpring’s largest franchisee. Total new franchise agreements awarded during the first quarter totaled 33, representing the highest level of quarterly executed franchise agreements in the brand’s history.

•	New construction domestic franchise agreements increased 74 percent in the first quarter 2018 from the comparable period of 2017.

•	The company’s total domestic pipeline of hotels awaiting conversion, under construction or approved for development, as of March 31, 2018, increased 26 percent to 914 hotels from March 31, 2017.

•	The new construction domestic pipeline totaled 684 hotels at March 31, 2018, a 35 percent increase from March 31, 2017.

Tax Reform

On December 22, 2017, the “Tax Cut and Jobs Act” (“Act”), was signed into law. The Act, among other changes, reduces the corporate income tax rate to 21 percent. The Act, as well as certain non-recurring discrete tax items, reduced the company’s effective income tax rate for the first quarter of 2018 to 17.6 percent compared to 29.2 percent for the same period of the prior year. As a result of the tax rate reduction, the company expects an annual increase in cash flow of approximately $25 million, and the Act is also expected to provide an additional available annual cash benefit of $25 million related to foreign earnings.

Use of Cash Flows

Dividends
During the three months ended March 31, 2018, the company paid cash dividends totaling approximately $12 million. Based on the current quarterly dividend rate of $0.215 per share of common stock, the company expects to pay dividends of approximately $49 million during 2018.

Stock Repurchases
During the three months ended March 31, 2018, the company repurchased approximately $42 million in shares of common stock under its stock repurchase program as well as repurchases from employees in connection with tax withholding and option exercises, relating to awards under the company’s equity incentive plans. At March 31, 2018, the company had authorization to purchase up to 3.6 million additional shares of common stock under its share repurchase program.

Hotel Development & Financing
Pursuant to its program to encourage acceleration of the growth of the upscale Cambria Hotels brand, the company advanced approximately $9 million in support of the brand’s development during the three months ended March 31, 2018. The company also recycled approximately $1 million of prior investments in Cambria Hotels development projects, resulting in net advances of $8 million for the three months ended March 31, 2018. Advances under this program are primarily in the form of joint venture investments, forgivable key money loans, senior mortgage loans, development loans, and mezzanine lending as well as through the operation of a land-banking program. As of March 31, 2018, the company had approximately $261 million reflected in its consolidated balance sheet pursuant to these financial support activities. With respect to lending and joint venture investments, the company generally expects to recycle these loans and investments within a five-year period.

Revenue Recognition

Effective January 1, 2018, the company adopted the new revenue recognition standard (“ASC 606”) on a full retrospective basis. As a result, the condensed financial statements for the three months ended March 31, 2017, have been recast. The adoption of ASC 606 did not change the timing of cash flows or cash available for return to shareholders but did alter the timing of earnings recognition. In addition, the adoption of ASC 606 resulted in changes in classifications of certain items within the company’s financial statements. The provisions of ASC 606 impacted the company’s revenue recognition as follows:

•
Initial and relicensing fees earned upon execution of a franchise agreement are recognized as revenue ratably as services are provided over the enforceable period of the franchise license arrangement. This represents a change from prior practice, whereby the company typically recognized revenue for initial and relicensing fees in full in the period of agreement execution.

•
Sales commissions, which are paid upon the execution of a franchise agreement, are recognized ratably over the period a hotel is expected to remain in our franchise system rather than expensed as incurred.

•	Amortization of franchise agreement acquisition costs are recognized as a reduction of revenue rather than as a component of depreciation and amortization.

•
Revenue related to the Choice Privileges program, which is reported as a component of marketing and reservation system fees, is deferred as points are awarded and recognized upon point redemption, net of reward reimbursements paid to a third-party. Previously, revenue was recognized on a gross basis at the time the points were issued with a corresponding deferral of revenue equal to the expected future costs of the award. Deferred revenue was then recognized as actual points were redeemed and costs for those redemptions incurred.

ASC 606 also impacted the company’s accounting for surpluses and deficits generated from marketing and reservation system activities. The company has historically, consistent with its existing agreements, not earned a profit or generated a loss from marketing and reservation activities, and as a result, the company recorded excess marketing and reservation system revenues or expenses as assets or liabilities on the company’s balance sheet prior to the adoption of ASC 606. However, as a result of the the adoption of ASC 606, the company is no longer permitted under US GAAP to defer revenues and expenses or records assets and liabilities when system revenues exceed expenses in the current period or vice versa. The company intends to manage these activities to break-even over time but anticipates that net income or loss may be generated quarterly due to the seasonal nature of the hotel industry and annually based on the level of investments needed for new initiatives that benefit our franchisees. Given the company’s intentions with respect to marketing and reservation system activities and its obligations to franchisees, the company has excluded the financial impact of these programs from its adjusted financial metrics.

Outlook
The company’s consolidated 2018 outlook reported below includes the forecasted results of the WoodSpring acquisition from February 1, 2018, through December 31, 2018. In addition, the company’s EBITDA and diluted EPS guidance has been prepared based on the impact of the new revenue recognition guidance. The estimate of the allocation of the purchase price of WoodSpring and the impact of ASC 606 on the company’s forecasted results is preliminary and subject to change.
The adjusted numbers in the company’s outlook exclude the projected impact of integration and acquisition related costs as well as the net surplus or deficit generated from the company’s marketing and reservation system activities. See Exhibit 7 for the calculation of adjusted forecasted results and the reconciliation to the comparable GAAP measures.
Consolidated Outlook

•	Net income for full-year 2018 is expected to range between $193 million and $199 million, or $3.37 to $3.47 per diluted share.

•	Adjusted diluted EPS for full-year 2018 is expected to range between $3.61 and $3.71. The company expects full-year 2018 adjusted net income to range between $207 million and $212 million.

•	Adjusted EBITDA for full-year 2018 is expected to range between $330 million and $337 million.

•	The effective tax rate is expected to be approximately 23 percent for second quarter 2018 and 22 percent for full-year 2018.

•	The company’s second quarter 2018 adjusted diluted EPS is expected to range between $1.00 and $1.03.

•	Adjusted diluted EPS estimates are based on the current number of shares of common stock outstanding, and therefore, do not reflect any subsequent changes that may occur due to new equity grants or further repurchases of common stock under the company’s stock repurchase program.

•
The adjusted diluted EPS and consolidated adjusted EBITDA estimates assume that the company incurs net reductions in adjusted EBITDA related to non-hotel franchising activities at the midpoint of the range for these investments.

Hotel Franchising

•	Adjusted EBITDA from hotel franchising activities for full-year 2018 is expected to range between $334 million and $341 million.

•	Net domestic unit growth, excluding WoodSpring, for 2018 is expected to range between 2.5 percent and 3.5 percent.

•	WoodSpring is expected to open an additional 15 hotels from February 1, 2018, through the end of 2018.

•	Domestic RevPAR, excluding WoodSpring, is expected to increase between 2 percent and 4 percent for the second quarter and between 1.5 percent and 3.5 percent for full-year 2018.

•	The domestic effective royalty rate, excluding WoodSpring, is expected to increase between 8 and 10 basis points for full-year 2018 as compared to full-year 2017.

Non-Hotel Franchising Activities

•	Net reductions in full-year 2018 adjusted EBITDA relating to the company’s non-hotel franchising operations are expected to range between approximately $3 million and $5 million.

Conference Call
Choice will conduct a conference call on Thursday, May 10, 2018, at 10:00 a.m. ET to discuss the company’s 2018 first quarter results. The dial-in number to listen to the call domestically is 1-877-870-4263 and the number for international participants is 1-412-317-0790. A live webcast will also be available on the company’s investor relations website, http://investor.choicehotels.com/, and can be accessed via the Events and Presentations tab.

About Choice Hotels
Choice Hotels International, Inc. (NYSE: CHH) is one of the world's largest hotel companies. With over 6,800 hotels franchised in more than 40 countries and territories, Choice Hotels International represents more than 550,000 rooms around the globe and more than 900 hotels were in our development pipeline. Our company's Ascend Hotel Collection®, Cambria® Hotels, Comfort Inn®, Comfort Suites®, Sleep Inn®, Quality®, Clarion®, MainStay Suites®, Suburban Extended Stay Hotel®, WoodSpring Suites SM, Econo Lodge®, Rodeway Inn®, and Vacation Rentals by Choice HotelsTM brands provide a spectrum of lodging choices to meet guests' needs. With more than 36 million members, our Choice Privileges® rewards program enhances every trip a guest takes, with benefits ranging from every day rewards to exceptional experiences, starting right when they join. All hotels and vacation rentals are independently owned and operated. Visit us at www.choicehotels.com for more information.

Forward-Looking Statements
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, our use of words such as “expect,” “estimate,” “believe,” “anticipate,” “should,” “will,” “forecast,” “plan,” “project,” “assume” or similar words of futurity identify such forward-looking statements.  These forward-looking statements are based on management's current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to management.  Such statements may relate to projections of the company’s revenue, earnings and other financial and operational measures, company debt levels, ability to repay outstanding indebtedness, payment of dividends, repurchases of common stock, future operations, and expected benefits from the Tax Cuts and Jobs Act, among other matters.   We caution you not to place undue reliance on any such forward-looking statements.  Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties and other factors.

Several factors could cause actual results, performance or achievements of the company to differ materially from those expressed in or contemplated by the forward-looking statements.  Such risks include, but are not limited to, changes to general, domestic and foreign economic conditions; foreign currency fluctuations; operating risks common in the lodging and franchising industries; changes to the desirability of our brands as viewed by hotel operators and customers; changes to the terms or termination of our contracts with franchisees; our ability to keep pace with improvements in technology utilized for marketing and reservations systems and other operating systems; our ability to grow our franchise system; exposure to risks related to our hotel development and financing activities; fluctuations in the supply and demand for hotels rooms; our ability to realize anticipated benefits from acquired businesses; the level of acceptance of alternative growth strategies we may implement; operating risks associated with our international operations; the outcome of litigation; and our ability to manage our indebtedness.  These and other risk factors are discussed in detail in the company's filings with the Securities and Exchange Commission including our annual report on Form 10-K for 2017 and our quarterly reports filed on Form 10-Q.  Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measurements
The company evaluates its operations utilizing the performance metrics of Adjusted EBITDA, hotel franchising revenues, adjusted hotel franchising SG&A, Adjusted EBITDA from hotel franchising activities, adjusted hotel franchising margins, adjusted net income and adjusted diluted EPS, which are all non-GAAP financial measurements. These measures, which are reconciled to the comparable GAAP measures in Exhibit 6, should not be considered as an alternative to any measure of performance or liquidity as promulgated under or authorized by GAAP, such as net income, EPS, total revenues and operating margins. The company’s calculation of these measurements may be different from the calculations used by other companies and therefore comparability may be limited.

We discuss management’s reasons for reporting these non-GAAP measures and how each non-GAAP measure is calculated below.

In addition to the specific adjustments noted below with respect to each measure, the non-GAAP measures presented herein also exclude acquisition related transition and transaction costs to allow for period-over-period comparison of ongoing core operations before the impact of these charges.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization: Adjusted EBITDA reflects net income excluding the impact of interest expense, interest income, provision for income taxes, depreciation and amortization, franchise agreement acquisition cost amortization, other (gains) and losses, equity in net income (loss) of unconsolidated affiliates, mark to market adjustments on non-qualified retirement plan investments and surplus or deficits generated by marketing and reservation system activities. We consider adjusted EBITDA to be an indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use adjusted EBITDA, as do analysts, lenders, investors and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets or amortizing franchise agreement acquisition costs. These differences can result in considerable variability in the relative asset costs, estimated lives and therefore the depreciation and amortization expense among companies. Mark to market adjustments on non-qualified retirement plan investments recorded in SG&A are excluded from EBITDA as the company accounts for these investments in accordance with accounting for deferred compensation arrangements when investments are held in a rabbi trust and invested. Changes in the fair value of the investments are recognized as both compensation expense in SG&A and other gains and losses. As a result, the changes in the fair value of the investments do not have a material impact on the company’s net income. Surpluses and deficits generated from marketing and reservation activities are excluded as the company’s franchise agreements require the marketing and reservation system revenues to be used exclusively for expenses associated with providing franchise services such as central reservation and property management systems, reservation delivery and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance.

Adjusted Net Income and Adjusted Diluted Earnings Per Share: Adjusted net income and diluted EPS excludes the impact of surpluses or deficits generated from marketing and reservation system activities. Surpluses and deficits generated from marketing and reservation activities are excluded as the company’s franchise agreements require the marketing and reservation system revenues to be used exclusively for expenses associated with providing franchise services such as central reservation and property management systems, reservation delivery and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance. We consider adjusted net income and adjusted diluted EPS to be an indicator of operating performance because excluding these items allows for period-over period comparisons of our ongoing operations.

Hotel Franchising Revenues, Adjusted Hotel Franchising EBITDA, Adjusted Hotel Franchising SG&A and Margins: The company reports hotel franchising revenues, adjusted hotel franchising EBITDA, adjusted franchising hotel SG&A and margins which exclude marketing and reservation system activities; the SkyTouch Technology division; vacation rental activities, including operations that provide Software as a Service (“SaaS”) technology solutions to vacation rental management companies; and revenue generated from the ownership of an office building that is leased to a third-party. These non-GAAP measures are a commonly used measure of performance in our industry and facilitate comparisons between the company and its competitors. Marketing and reservation system activities are excluded as the company’s franchise agreements require the marketing and reservation system revenues to be used exclusively for expenses associated with providing franchise services such as central reservation and property management systems, reservation delivery and national marketing and media advertising. Franchisees are required to reimburse the company for any deficits generated from these marketing and reservation system activities and the company is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance. SkyTouch Technology is a division of the company that develops and markets cloud-based technology products, including inventory management, pricing and connectivity to third party channels, to hoteliers not under franchise agreements with the company. The operations for

SkyTouch Technology and our vacation rental activities are excluded since they do not reflect the company’s core franchising business but are adjacent, complementary lines of business.

Contacts
Scott Oaksmith, SVP, Finance & Chief Accounting Officer
(301) 592-6659
Lorri Christou, Vice President, Public Relations
(301) 592-5044

© 2018 Choice Hotels International, Inc. All rights reserved.

Choice Hotels International, Inc. and Subsidiaries			Exhibit 1
Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
			Variance
	2018	2017 (1)	$	%
(In thousands, except per share amounts)

REVENUES

Royalty fees	$76,698	$68,294	$8,404	12%
Initial franchise and relicensing fees	6,214	5,806	408	7%
Procurement services	9,938	7,363	2,575	35%
Marketing and reservation system	107,001	98,853	8,148	8%
Other	9,543	8,552	991	12%
Total revenues	209,394	188,868	20,526	11%

OPERATING EXPENSES

Selling, general and administrative	40,864	33,745	7,119	21%
Depreciation and amortization	3,053	1,726	1,327	77%
Marketing and reservation system	119,228	107,994	11,234	10%
Total operating expenses	163,145	143,465	19,680	14%

Operating income	46,249	45,403	846	2%

OTHER INCOME AND EXPENSES, NET
Interest expense	11,309	11,205	104	1%
Interest income	(1,609)	(1,264)	(345)	27%
Other (gains) losses	120	(897)	1,017	(113)%
Equity in net loss of affiliates	5,968	2,080	3,888	187%
Total other income and expenses, net	15,788	11,124	4,664	42%

Income before income taxes	30,461	34,279	(3,818)	(11)%
Income taxes	5,375	10,010	(4,635)	(46)%
Net income	$25,086	$24,269	$817	3%

Basic earnings per share	$0.44	$0.43	$0.01	2%

Diluted earnings per share	$0.44	$0.43	$0.01	2%

(1) Results for the three months ended March 31, 2017 reflect the adoption of Accounting Standards Update No. 2014-09, Revenue From Contracts
with Customers (Topic 606) under the full retrospective method on January 1, 2018.

Choice Hotels International, Inc. and Subsidiaries		Exhibit 2
Consolidated Balance Sheets

(In thousands, except per share amounts)	March 31,	December 31,
	2018	2017 (1)

ASSETS

Cash and cash equivalents	$36,834	$235,336
Accounts receivable, net	143,028	125,870
Other current assets	51,983	39,223
Total current assets	231,845	400,429

Intangible assets, net	246,925	100,492
Goodwill	174,538	80,757
Investments in unconsolidated entities	128,157	134,226
Property and equipment, net	98,403	83,374
Notes receivable, net of allowances	78,286	80,136
Investments, employee benefit plans, at fair value	20,142	20,838
Other assets	73,721	94,939
Total assets	$1,052,017	$995,191

LIABILITIES AND SHAREHOLDERS' DEFICIT

Accounts payable	$62,730	$67,839
Accrued expenses and other current liabilities	58,953	84,315
Deferred revenue	62,247	52,142
Current portion of long-term debt	1,265	1,232
Liability for guest loyalty program	84,075	79,123
Total current liabilities	269,270	284,651

Long-term debt	795,745	725,292
Deferred revenue	96,351	94,153
Liability for guest loyalty program	51,749	48,701
Deferred compensation & retirement plan obligations	24,513	25,566
Other liabilities	74,306	75,429

Total liabilities	1,311,934	1,253,792

Total shareholders' deficit	(259,917)	(258,601)

Total liabilities and shareholders' deficit	$1,052,017	$995,191

(1) The Company's balance sheet as of December 31, 2017 has been updated to reflect the adoption of Accounting Standards Update No. 2014-09,
Revenue From Contracts with Customers (Topic 606) under the full retrospective method on January 1, 2018.

Choice Hotels International, Inc. and Subsidiaries		Exhibit 3
Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Three Months Ended March 31,

	2018	2017 (1)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$25,086	$24,269

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,053	1,726
Depreciation and amortization - marketing and reservation system	5,071	5,290
Franchise agreement acquisition cost amortization	2,154	1,489
Provision for bad debts, net	3,389	941
Non-cash stock compensation and other charges	3,787	3,472
Non-cash interest and other (income) loss	974	(301)
Deferred income taxes	2,582	(4,529)
Equity in net losses from unconsolidated joint ventures, less distributions received	6,735	2,386
Franchise agreement acquisition costs, net of reimbursements	(11,925)	(4,483)
Change in working capital items & other, net of acquisition	(36,354)	(6,046)

NET CASH PROVIDED BY OPERATING ACTIVITIES	4,552	24,214

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(4,996)	(4,718)
Investment in intangible assets	(1,193)	(2,088)
Business acquisition, net of cash acquired	(231,317)	—
Contributions to equity method investments	(1,455)	(31,610)
Distributions from equity method investments	766	510
Purchases of investments, employee benefit plans	(1,669)	(1,424)
Proceeds from sales of investments, employee benefit plans	1,029	843
Issuance of mezzanine and other notes receivable	(2,500)	(9,863)
Collections of mezzanine and other notes receivable	150	522
Other items, net	—	(4)

NET CASH USED IN INVESTING ACTIVITIES	(241,185)	(47,832)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings pursuant to revolving credit facilities	70,000	22,800
Proceeds from the issuance of long-term debt	212	—
Principal payments on long-term debt	(111)	(153)
Debt issuance costs	(914)	—
Purchase of treasury stock	(41,869)	(7,271)
Dividends paid	(12,265)	(12,139)
Proceeds from exercise of stock options	23,052	4,963

NET CASH PROVIDED BY FINANCING ACTIVITIES	38,105	8,200

Net change in cash and cash equivalents	(198,528)	(15,418)
Effect of foreign exchange rate changes on cash and cash equivalents	26	427
Cash and cash equivalents at beginning of period	235,336	202,463

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$36,834	$187,472

(1) Results for the three months ended March 31, 2017 reflect the adoption of Accounting Standards Update No. 2014-09, Revenue From Contracts with Customers (Topic 606) under the full retrospective method on January 1, 2018.

CHOICE HOTELS INTERNATIONAL, INC AND SUBSIDIARIES										Exhibit 4
SUPPLEMENTAL OPERATING INFORMATION
DOMESTIC HOTEL SYSTEM
(UNAUDITED)

	For the Three Months Ended March 31, 2018			For the Three Months Ended March 31, 2017			Change

	Average Daily			Average Daily			Average Daily
	Rate	Occupancy	RevPAR	Rate	Occupancy	RevPAR	Rate	Occupancy		RevPAR

Comfort Inn	$88.73	58.2%	$51.59	$87.03	58.5%	$50.90	2.0%	(30)	bps	1.4%
Comfort Suites	95.13	65.7%	62.46	93.40	65.1%	60.84	1.9%	60	bps	2.7%
Sleep	81.40	59.9%	48.76	79.20	60.0%	47.54	2.8%	(10)	bps	2.6%
Quality	75.83	54.2%	41.07	73.76	53.1%	39.20	2.8%	110	bps	4.8%
Clarion	79.62	51.9%	41.34	78.05	53.6%	41.83	2.0%	(170)	bps	(1.2)%
Econo Lodge	58.74	49.4%	29.02	57.33	48.6%	27.84	2.5%	80	bps	4.2%
Rodeway	60.06	51.9%	31.19	59.63	51.1%	30.49	0.7%	80	bps	2.3%
MainStay	77.38	63.6%	49.24	71.66	61.7%	44.21	8.0%	190	bps	11.4%
Suburban	53.50	73.7%	39.43	51.01	74.2%	37.82	4.9%	(50)	bps	4.3%
Cambria Hotels	129.05	66.4%	85.68	122.24	68.1%	83.26	5.6%	(170)	bps	2.9%
Ascend Hotel Collection	115.98	53.1%	61.55	117.29	51.3%	60.21	(1.1)%	180	bps	2.2%
Total, excluding WoodSpring	80.30	56.5%	45.33	78.41	56.1%	43.98	2.4%	40	bps	3.1%

WoodSpring(1)	44.97	78.5%	35.29	40.44	76.9%	31.08	11.2%	160	bps	13.5%
Total	$76.86	58.0%	$44.61	$74.95	57.5%	$43.10	2.5%	50	bps	3.5%

Effective Royalty Rate

	For the Quarter Ended
	3/31/2018	3/31/2017

System-wide, excluding WoodSpring	4.68%	4.55%
WoodSpring(1)	5.42%	5.00%
Total	4.72%	4.57%

(1) WoodSpring was acquired on February 1, 2018, however, ADR, Occupancy and RevPAR reflect operating performance for the three months ended March 31, 2018 and 2017

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES								Exhibit 5
SUPPLEMENTAL HOTEL AND ROOM SUPPLY DATA
(UNAUDITED)

	March 31, 2018		March 31, 2017		Variance
	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	%	%

Comfort Inn	1,072	83,958	1,103	85,583	(31)	(1,625)	(2.8)%	(1.9)%
Comfort Suites	565	43,875	566	43,740	(1)	135	(0.2)%	0.3%
Sleep	385	27,443	382	27,301	3	142	0.8%	0.5%
Quality	1,562	121,665	1,457	114,837	105	6,828	7.2%	5.9%
Clarion	162	21,547	161	22,159	1	(612)	0.6%	(2.8)%
Econo Lodge	833	50,808	845	52,113	(12)	(1,305)	(1.4)%	(2.5)%
Rodeway	603	34,538	558	32,103	45	2,435	8.1%	7.6%
WoodSpring Suites	241	28,909	—	—	241	28,909	NM	NM
MainStay	58	4,111	57	4,148	1	(37)	1.8%	(0.9)%
Suburban	58	6,349	59	6,598	(1)	(249)	(1.7)%	(3.8)%
Cambria Hotels	37	5,301	28	3,667	9	1,634	32.1%	44.6%
Ascend Hotel Collection	163	13,239	127	10,451	36	2,788	28.3%	26.7%

Domestic Franchises	5,739	441,743	5,343	402,700	396	39,043	7.4%	9.7%
International Franchises	1,114	112,577	1,151	112,672	(37)	(95)	(3.2)%	(0.1)%
Total Franchises	6,853	554,320	6,494	515,372	359	38,948	5.5%	7.6%

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES		Exhibit 6
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

HOTEL FRANCHISING REVENUES AND ADJUSTED HOTEL FRANCHISING MARGINS
(dollar amounts in thousands)	Three Months Ended March 31,
	2018	2017(1)
Hotel Franchising Revenues:
Total Revenues	$209,394	$188,868
Adjustments:
Marketing and reservation system revenues	(107,001)	(98,853)
Non-hotel franchising activities	(3,772)	(2,555)
Hotel Franchising Revenues	$98,621	$87,460
Adjusted Hotel Franchising Margins:
Operating Margin:
Total Revenues	$209,394	$188,868
Operating Income	$46,249	$45,403
Operating Margin	22.1%	24.0%
Adjusted Hotel Franchising Margin:
Hotel Franchising Revenues	$98,621	$87,460

Operating Income	$46,249	$45,403
Mark to market adjustments on non-qualified retirement plan investments	(117)	851
Marketing and reservation system reimbursable deficit	12,227	9,141
Acquisition related transition and transaction costs	4,236	—
Non-hotel franchising activities operating loss	2,264	2,105
Adjusted Hotel Franchising Operating Income	$64,859	$57,500

Adjusted Hotel Franchising Margins	65.8%	65.7%

ADJUSTED HOTEL FRANCHISING SELLING, GENERAL AND ADMINISTRATION EXPENSES
(dollar amounts in thousands)	Three Months Ended March 31,
	2018	2017(1)
Total Selling, General and Administrative Expenses	$40,864	$33,745
Mark to market adjustments on non-qualified retirement plan investments	117	(851)
Acquisition related transition and transaction costs	(4,236)	—
Non-hotel franchising activities	(4,995)	(3,680)
Adjusted Hotel Franchising Selling, General and Administration Expenses	$31,750	$29,214

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA")
(dollar amounts in thousands)	Three Months Ended March 31,
	2018	2017(1)
Net income	$25,086	$24,269
Income taxes	5,375	10,010
Interest expense	11,309	11,205
Interest income	(1,609)	(1,264)
Other (gains) losses	120	(897)
Equity in net loss of affiliates	5,968	2,080
Depreciation and amortization	3,053	1,726
Marketing and reservation system reimbursable deficit	12,227	9,141
Franchise agreement acquisition costs amortization	1,225	819
Acquisition related transition and transaction costs	4,236	—
Mark to market adjustments on non-qualified retirement plan investments	(117)	851
Adjusted EBITDA	$66,873	$57,940

Hotel franchising	$68,096	$59,065
Non-hotel franchising activities	(1,223)	(1,125)
	$66,873	$57,940

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE (EPS)

(dollar amounts in thousands, except per share amounts)	Three Months Ended March 31,
	2018	2017(1)

Net Income	$25,086	$24,269
Adjustments:
Marketing and reservation system reimbursable deficit	10,075	6,472
Acquisition related transition and transaction costs	3,237	—
Adjusted Net Income	$38,398	$30,741

Diluted Earnings Per Share	$0.44	$0.43
Adjustments:
Marketing and reservation system reimbursable deficit	0.17	0.11
Acquisition related transition and transaction costs	0.06	—
Adjusted Diluted Earnings Per Share (EPS)	$0.67	$0.54

(1) Results for the three months ended March 31, 2017 reflect the adoption of Accounting Standards Update No. 2014-09, Revenue From Contracts with Customers (Topic 606) under the full retrospective method on January 1, 2018.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES	Exhibit 7
SUPPLEMENTAL INFORMATION - 2018 OUTLOOK
(UNAUDITED)

Guidance represents the midpoint of the company's range of estimated outcomes for the year ended December 31, 2018

2018 Guidance

Net income	$195,900
Income taxes	55,200
Interest expense	46,800
Interest income	(5,500)
Depreciation and amortization	15,300
Franchise agreement acquisition costs amortization	5,200
Equity in net loss of affiliates	2,800
Acquisition related transition and transaction costs	6,900
Marketing and reservation system reimbursable deficit	11,000
Mark to market adjustments on non-qualified retirement plan investments	(100)
Adjusted EBITDA	$333,500

Hotel franchising	$337,500
Non-hotel franchising activities	(4,000)
$333,500

ADJUSTED DILUTED EARNINGS PER SHARE (EPS) FULL YEAR FORECAST
(dollar amounts in thousands, except per share amounts)

2018 Guidance

Net income	$195,900
Adjustments
Acquisition related transition and transaction costs	5,347
Marketing and reservation system reimbursable deficit	8,580
Adjusted Net Income	$209,827

Diluted Earnings Per Share	$3.42
Adjustments:
Acquisition related transition and transaction costs	0.09
Marketing and reservation system reimbursable deficit	0.15
Adjusted Diluted Earnings Per Share (EPS)	$3.66